Exhibit 99.1

The Navigators Group, Inc.

CORPORATE NEWS

Navigators Announces the Estimated Impact of U.S. Tax Reform on the Fourth Quarter 2017

Stamford, CT – February 7, 2018 -- The Navigators Group, Inc. (NASDAQ:NAVG) today announced the expected impact on its Fourth Quarter 2017 results due to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) that was signed into law by President Trump on December 22, 2017. The Tax Act includes a number of provisions, including the lowering of the U.S. corporate tax rate from 35 percent to 21 percent effective January 1, 2018. In addition, international provisions of the Tax Act generally establish a territorial-style system for taxing foreign-source income of domestic multinational corporations. As a result of the Tax Act, The Navigators Group, Inc. (“Navigators” or the “Company”) expects to recognize a one-time non-cash tax charge related to the re-measurement of net deferred tax assets and the tax on deemed repatriation of unremitted foreign earnings and profits in its fourth quarter of 2017 financial results.  This charge is estimated to impact fourth quarter Net Income by approximately $20 million, but will not affect the Company’s Net Operating Earnings, a non-GAAP financial measure. Based on its preliminary assessment, the Company expects the Tax Act to have a beneficial impact on future period Net Income and Net Operating Earnings.

Navigators’ preliminary assessment of the fourth quarter 2017 and future impact of the Tax Act is based upon the Company’s current interpretation of the Tax Act. The ultimate impact on the Company may vary requiring additional tax effects or adjustments in subsequent periods.

The Navigators Group, Inc. is an international specialty insurance holding company with operations in the United States, the United Kingdom, Continental Europe and Asia.

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Whenever used in this release, the words "estimate," "expect," "believe" or similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are derived from information that we currently have and assumptions that we make. These forward-looking statements include statements on the financial impact of tax reform. We continue to assess the tax accounting effects of tax reform. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face.   Please refer to Navigators' most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors that may affect that business.  Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

Investors

Ciro M. DeFalco

Executive Vice President and Chief Financial Officer

(203) 905-6343

cdefalco@navg.com

Media

Courtney Oldrin

Head of Communications

203-905-6531

coldrin@navg.com